Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice K. Henry
Senior Vice President and
Chief Financial Officer
(919) 783-4658
www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES SECOND QUARTER RESULTS
______________________

EARNINGS EXCEED EXPECTATIONS

RALEIGH, North Carolina (July 30, 2003) — Martin Marietta Materials, Inc. (NYSE:MLM), today reported financial results for the second quarter and six months ended June 30, 2003. Earnings per diluted share of $0.81 for the second quarter exceeded the Company’s published guidance of $0.70 to $0.80 per share and the First Call consensus forecast of $0.73 per share despite very poor weather and operating conditions for most of the quarter in the majority of the Company’s market areas.

Net sales for the quarter were $416.1 million, a 1 percent increase over the $413.8 million recorded in second quarter 2002. Earnings from operations for the second quarter of 2003 were $70.2 million compared with the record level of $80.9 million in 2002. Earnings for the quarter were significantly affected by extremely poor weather and operating conditions in addition to lower demand based on the weak construction-related economy. These conditions also resulted in decreased production volume, which had a negative impact on earnings due to the underabsorption of fixed costs. Net earnings from continuing operations were $39.8 million, or $0.81 per diluted share compared with $42.8 million, or $0.88 per diluted share in the prior-year quarter. The after-tax loss on discontinued operations for the quarter was $0.1 million compared with an after-tax gain of $10.6 million in 2002, primarily from the gain on the divestitures of quarries in the Columbus, Ohio, and the Fredericksburg and Culpeper, Virginia, areas in 2002. Other nonoperating income and expense, net, was an expense of $0.8 million compared with an expense of $8.5 million in the prior year, which primarily included legal settlements and a reserve for an investment related to microwave technologies. Inclusive of the losses and gains from discontinued operations, the Company had net income of $39.7 million, or $0.81 per diluted share versus $53.4 million, or $1.09 per diluted share in 2002.

Net sales for the first six months of 2003 were $698.8 million compared with $695.4 million for the year-earlier period. Year-to-date operating earnings were $61.0 million in 2003 versus $81.2 million in 2002. The Company posted an after-tax loss of $1.3 million on discontinued operations compared with an after-tax gain of $7.5 million in 2002. The gain in 2002 was related to the previously discussed divestitures. In 2003, the Corporation recorded a charge of $6.8 million, or $0.14 per diluted share, as the cumulative effect of an accounting change related to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“FAS 143”). In addition, a $0.9 million pre-tax expense was recorded for the six months ended June 30, 2003, to reflect the ongoing depreciation and accretion related to FAS 143. The first six months of 2002 were restated to reflect the $11.5 million, or $0.23 per diluted share, charge recorded as the

MLM Reports Second Quarter Results

July 30, 2003

cumulative effect of an accounting change related to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Inclusive of the effect of these accounting changes, for the six-month period ended June 30, 2003, net earnings were $18.8 million, or $0.38 per diluted share compared with net earnings for the comparable prior-year period of $31.3 million, or $0.65 per diluted share.

Commenting on the quarter’s results, Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “Given the challenges that we faced, we were pleased with our second quarter operating results. With the notable exception of Florida, extremely wet weather restricted shipments and hampered operations across most of our system, leading to a 14% decline in shipments in North Carolina and a 10% decline in the Southwest. We are encouraged that when conditions improved during the last ten days of June, shipments increased significantly. In addition, continued focus on inventory control contributed nearly $10 million to operating cash flow during the quarter.

“We were very pleased with the strong level of shipments at our heritage locations in the Southeast and MidAmerica areas compared with 2002 levels. In particular, June shipments at our Bahamas facility more than doubled over the prior year as a result of strong demand for high-quality limestone in the Florida market and the Gulf Coast. Both our Bahamas location and our Nova Scotia granite quarry, which export material by water to the Southeast and Gulf Coast areas, were positive contributors during the quarter. Further, due to strong work backlogs indicated by many major customers, we remain cautiously optimistic that lost volume in the Sunbelt region may be recovered in the second half of the year, assuming reasonable weather conditions. Additionally, in July the North Carolina legislature passed a special $700 million spending bill for road construction in the state over the next two years. This bill is specifically targeted at construction-ready projects and is aimed at stimulating employment and the general economy within the state. As the largest aggregates producer in North Carolina, this should be very positive for us.

“At a time when overhead costs continue to experience pressure from increases in pension and health and welfare expenses, the Corporation continues to focus on controlling its overhead expenditures. During the quarter we completed the restructuring of our Aggregates business into four major operating units. This consolidation, which is designed to improve operating efficiency and reduce overhead cost, is already showing positive results. In the second half of 2003, we expect overhead savings of approximately $1.5 million with full-year 2004 savings anticipated to be about $4 million on a comparable basis.

“During the quarter, we continued to make important progress in the development of our structural composites business. Our prototype composite truck trailer was displayed at major expos for the waste and forest products industries. We experienced strong interest based on the weight reduction and durability offered by this innovative technology. We continued to quote insulated composite liners to the rail car industry and recently received our first order. Our new factory facility in Sparta, North Carolina, which will manufacture and assemble composite bridge decks, our composite trailer product line and composite sandwich products used in flat panel applications is on track to begin production in the fourth quarter with business ramping up in 2004.

MLM Reports Second Quarter Results

July 30, 2003

“The outlook for the remainder of 2003 continues to be somewhat uncertain. However, given current backlogs indicated by our major customers, reasonable weather conditions and no further weakening of the economy, we expect to generate positive operating results in the second half of the year as compared with 2002. As such, we expect third quarter net earnings in the range of $0.80 to $0.92 per diluted share and for the full year 2003, earnings per diluted share in the range of $1.85 to $2.15, excluding the cumulative effect of adopting FAS 143.”

Operating Highlights:

Net sales for the Aggregates division for the second quarter were $394.1 million, comparable with the year-earlier period. Aggregates pricing at heritage locations was up 1 percent while heritage aggregates shipments decreased 1.9 percent. Inclusive of acquisitions and divestitures, aggregates pricing increased 1.5 percent and aggregates shipments declined 3.7 percent. Volume was down significantly in North Carolina and the Southwest due to the poor weather conditions and the weak economy. Pricing was negatively affected by product mix weighted to lower-value products. The division’s earnings from operations for the quarter were $67.9 million in 2003 versus a record $79.4 million in the year-earlier period. Year-to-date net sales were $656.9 million versus $657.0 million in 2002. Earnings from operations on a year-to-date basis were $58.8 million in 2003 and $78.3 million in 2002. Inclusive of acquisitions and divestitures, aggregates shipments decreased 4.4 percent for the six months ended June 30, 2003, while average selling price increased 2.2 percent.

Magnesia Specialties’ second quarter net sales of $22.0 million increased 12 percent from the prior year’s net sales of $19.7 million as the Company generated increased sales from water treatment products, a new product line for the pulp and paper industry and strong lime shipments. Earnings from operations for the second quarter were $2.3 million compared with $1.5 million in the year-earlier period despite high natural gas prices. For the first six months of 2003, net sales were $41.9 million and earnings from operations were $2.2 million. Net sales were $38.4 million and earnings from operations were $2.9 million for the first six months of 2002.

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The Company will host an online Web simulcast of its second-quarter 2003 earnings conference call later today (July 30, 2003). The live broadcast of Martin Marietta Materials’ conference call will begin at 2 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s Web site: www.martinmarietta.com

For those investors without online web access, the conference call may also be accessed by calling 913-981-5508, confirmation number 749215.

For more information about Martin Marietta, refer to our newly designed Web site at www.martinmarietta.com.

Martin Marietta is the nation’s second largest producer of construction aggregates and a leading producer of magnesia-based chemical products used in a wide variety of industries.

MLM Reports Second Quarter Results

July 30, 2003

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at www.martinmarietta.com and are also available at the SEC’s Web site at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to, business and economic conditions and trends in the markets the Corporation serves; the level and timing of federal and state transportation funding; levels of construction spending in the markets the Corporation serves; unfavorable weather conditions; ability to recognize increased sales and quantifiable savings from internal expansion projects; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability; fuel costs; transportation costs; competition from new or existing competitors; successful development and implementation of the structural composite technological process and strategic products for specific market segments; unanticipated costs or other adverse effects associated with structural composite revenue levels, products pricing, and cost associated with manufacturing ramp-up; the financial strength of the structural composite customers and suppliers; business and economic conditions and trends in the trucking and composites industries in various geographic regions; possible disruption in commercial activities related to terrorist activity and armed conflict, such as reduced end-user purchases relative to expectations; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.

MLM Reports Second-Quarter Results

July 30, 2003

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statement of Earnings
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

				(Restated)
	2003	2002	2003	2002

Net sales	$416.1	$413.8	$698.8	$695.4
Freight and delivery revenues	55.8	50.6	96.8	92.5

Total revenues	471.9	464.4	795.6	787.9

Cost of sales	315.0	304.7	575.7	557.9
Freight and delivery costs	55.8	50.6	96.8	92.5

Cost of revenues	370.8	355.3	672.5	650.4

Gross profit	101.1	109.1	123.1	137.5

Selling, general and administrative expenses	28.9	28.5	59.6	56.7
Research and development	0.1	0.1	0.2	0.2
Other operating (income) and expenses, net	1.9	(0.4)	2.3	(0.6)

Earnings from operations	70.2	80.9	61.0	81.2

Interest expense	10.9	11.2	21.0	22.3
Other nonoperating (income) and expenses, net	0.8	8.5	0.3	8.4

Earnings before taxes on income and cumulative effect of change in accounting principle	58.5	61.2	39.7	50.5
Income tax expense	18.7	18.4	12.8	15.2

Earnings from continuing operations before cumulative effect of change in accounting principle	39.8	42.8	26.9	35.3

Discontinued Operations:
(Loss) Gain on discontinued operations, net of related tax (benefit) expense of $(0.1), $12.6, $(0.8) and $10.5, respectively	(0.1)	10.6	(1.3)	7.5

Earnings before cumulative effect of change in accounting principle	39.7	53.4	25.6	42.8
Cumulative effect of change in accounting for asset retirement obligations	—	—	(6.8)	—
Cumulative effect of change in accounting for intangible assets	—	—	—	(11.5)

Net Earnings	$39.7	$53.4	$18.8	$31.3

Net earnings per share:
Basic from continuing operations before cumulative effect of change in accounting principle	$0.81	$0.88	$0.55	$0.72
Discontinued operations	—	0.22	(0.03)	0.16
Cumulative effect of change in accounting principle	—	—	(0.14)	(0.23)

	$0.81	$1.10	$0.38	$0.65

Diluted from continuing operations before cumulative effect of change in accounting principle	$0.81	$0.88	$0.55	$0.72
Discontinued operations	—	0.21	(0.03)	0.16
Cumulative effect of change in accounting principle	—	—	(0.14)	(0.23)

	$0.81	$1.09	$0.38	$0.65

Dividends per share	$0.18	$0.14	$0.33	$0.28

Average number of shares outstanding:
Basic	48.9	48.7	48.9	48.6

Diluted	49.1	48.9	49.1	48.8

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MLM Reports Second-Quarter Results

July 30, 2003

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Net sales:
Aggregates	$394.1	$394.1	$656.9	$657.0
Magnesia Specialties	22.0	19.7	41.9	38.4

Total	$416.1	$413.8	$698.8	$695.4

Gross profit:
Aggregates	$97.0	$106.0	$117.3	$131.4
Magnesia Specialties	4.1	3.1	5.8	6.1

Total	$101.1	$109.1	$123.1	$137.5

Selling, general, and administrative expenses:
Aggregates	$27.1	$26.9	$56.1	$53.6
Magnesia Specialties	1.8	1.6	3.5	3.1

Total	$28.9	$28.5	$59.6	$56.7

Earnings from operations:
Aggregates	$67.9	$79.4	$58.8	$78.3
Magnesia Specialties	2.3	1.5	2.2	2.9

Total	$70.2	$80.9	$61.0	$81.2

Depreciation	$31.5	$31.2	$62.5	$62.3
Depletion	1.7	1.6	2.4	2.8
Amortization	1.4	1.6	3.1	3.2

	$34.6	$34.4	$68.0	$68.3

Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$103.7	$130.0	$126.7	$159.2

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income or operating cash flow. EBITDA includes the noncash charge for the cumulative effect of changes in accounting principles. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.

A reconciliation of Net Cash Provided by Operating Activities to EBITDA is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Net Cash Provided by Operating Activities	$41.4	$28.2	$61.0	$47.7

Changes in operating assets and liabilities, net of effects of acquisitions and divestitures	33.5	36.9	34.0	41.1
Other items, net	(0.7)	22.7	(1.3)	22.4
Income tax expense	18.6	31.0	12.0	25.7
Interest expense	10.9	11.2	21.0	22.3

EBITDA	$103.7	$130.0	$126.7	$159.2

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MLM Reports Second-Quarter Results

July 30, 2003

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	June 30,	December 31,
	2003	2002

	(Unaudited)
ASSETS
Cash and cash equivalents	$6.9	$—
Accounts receivable, net	296.5	232.9
Inventories, net	237.8	239.7
Other current assets	45.6	53.5
Property, plant and equipment, net	1,058.5	1,067.6
Other noncurrent assets	53.6	55.4
Intangible assets, net	608.1	609.4

Total assets	$2,307.0	$2,258.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$9.4	$11.4
Other current liabilities	198.1	186.4
Long-term debt and commercial paper (excluding current maturities)	746.7	733.5
Other noncurrent liabilities	266.8	244.2
Shareholders’ equity	1,086.0	1,083.0

Total liabilities and shareholders’ equity	$2,307.0	$2,258.5

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MLM Reports Second-Quarter Results

July 30, 2003

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statement of Cash Flows
(In millions)

	Six Months Ended
	June 30,

		(Restated)
	2003	2002

Net earnings	$18.8	$31.3
Cumulative effect of change in accounting principle	6.8	11.5

Earnings before cumulative effect of change in accounting principle	25.6	42.8
Adjustments to reconcile earnings to cash provided by operating activities:
Depreciation, depletion and amortization	68.0	68.3
Other items, net	1.3	(22.4)
Changes in operating assets and liabilities:
Deferred income taxes	7.5	12.8
Accounts receivable, net	(63.0)	(65.6)
Inventories, net	0.2	(24.6)
Accounts payable	2.4	(0.4)
Other assets and liabilities, net	19.0	36.8

Net cash provided by operating activities	61.0	47.7

Investing activities:
Additions to property, plant and equipment	(56.7)	(67.9)
Acquisitions, net	(8.6)	(35.7)
Divestitures and other investing activities, net	6.2	68.5

Net cash used for investing activities	(59.1)	(35.1)

Financing activities:
Net principal borrowings on long-term debt	9.8	(0.5)
Termination of interest rate swaps	12.6	—
Dividends paid	(16.1)	(13.6)
Loans payable	(1.2)	4.3
Issuance of common stock	0.2	0.6

Net cash provided by (used for) financing activities	5.3	(9.2)

Net increase in cash and cash equivalents	7.2	3.4
(Bank overdraft) cash and cash equivalents, beginning of period	(0.3)	1.4

Cash and cash equivalents, end of period	$6.9	$4.8

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MLM Reports Second-Quarter Results

July 30, 2003

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Six Months Ended
	June 30, 2003		June 30, 2003

	Volume	Pricing	Volume	Pricing

Volume/Pricing Variance (1)
Heritage Aggregates Operations (2)	(1.9%)	1.0%	(3.3%)	1.9%
Aggregates Division (3)	(3.7%)	1.5%	(4.4%)	2.2%

	Three Months Ended		Six Months Ended
	June 30, 2003		June 30, 2003

	2003	2002	2003	2002

Shipments (tons in thousands)
Heritage Aggregates Operations (2)	50,301	51,266	82,973	85,812
Acquisitions	1,400	507	2,660	507
Divestitures (4)	77	2,008	210	3,481

Aggregates Division (3)	51,778	53,781	85,843	89,800

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates operations exclude acquisitions that have not been included in prior-year operations for a full year and divestitures.

(3)	Aggregates division includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested operations up to the date of divestiture.